EXHIBIT 21



                    BION ENVIRONMENTAL TECHNOLOGIES, INC.

                       Subsidiaries of the Registrant


       Bion Environmental Technologies, Inc. is the parent company of six subsidiaries as follows:

                                         State of Incorporation
              Subsidiary                    or Organization
              ----------                 ----------------------

       1.  Bion Technologies, Inc.          Colorado
       2.  BionSoil, Inc.                   Colorado
       3.  Bion International, Inc.         Colorado
       4.  Bion Municipal, Inc.             Colorado
       5.  Centerpoint Corporation          Delaware
       6.  Dairy Parks, LLC.                Delaware